Exhibit 10.1
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
Memorandum of Understanding
     This Memorandum of Understanding outlines certain principles and understandings regarding the restructuring of certain rights and obligations among Evergreen Solar, Inc., (“Evergreen”), Q-Cells AG (“Q-Cells”), EverQ GmbH (“EverQ”) and Renewable Energy Corporation AS (“REC”). Each of the parties listed above is referred to herein individually as a “Party” and jointly as the “Parties”.
     WHEREAS, the Parties previously entered into a Master Joint Venture Agreement dated as of November 22, 2005 (the “Master Agreement”) which provides for, among other matters, the establishment and conduct of the business of EverQ. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Master Agreement.
     WHEREAS, Evergreen currently owns 64% of the outstanding equity interests of EverQ, Q-Cells currently owns 21% of the outstanding equity interests of EverQ and REC currently owns 15% of the outstanding equity interests of EverQ.
     WHEREAS, the Master Agreement provides that based on the fulfillment of certain obligations and conditions, Q-Cells and REC will be entitled to increase their ownership interests in EverQ up to one-third of the outstanding equity interests of EverQ.
     WHEREAS, pursuant to the Master Agreement, REC is obligated to use its best endeavors to increase its capacity in a manner that will enable it to offer to EverQ the right to enter into the Second REC Supply Agreement.
     WHEREAS, in order for REC to be able to offer volumes according to the Second REC Supply Agreement, REC is preparing to start a new silicon plant named REC Silicon III. REC is 100 % owner of REC Silicon, which is again 100 % owner of REC Silicon III.
     WHEREAS, in conjunction with the transactions contemplated by the Master Agreement, Evergreen, Q-Cells and REC have agreed to license to EverQ certain proprietary intellectual property.
     WHEREAS, the parties intend to amend certain terms of the Master Agreement and the rights and obligations related thereto in order to expedite the capacity expansion of EverQ for the benefit of all Parties and their respective shareholders.

Outline of Primary Terms

1.	Second REC Supply Agreement	1.1 As contemplated by Section 3.4 of the Master Agreement, the Parties intend that REC will increase its silicon production capacity and that EverQ and REC will enter into the Second REC Supply Agreement. The pricing will be the [*****]. The pricing for the Second REC Supply Agreement shall be as outlined in Appendix A with its reference to gross price including prepayment and residual price remaining after the prepayment.

1.2      Under the terms of the Second REC Supply Agreement, EverQ shall make a prepayment to REC of approximately $87 million. Approximately $45 million shall be placed in an escrow account and shall be reduced ratably over the anticipated delivery of 7,400 MT over the life of the Second REC Supply Agreement (such that if REC does not deliver the entirety of the supply agreement, a portion of the prepayment will be refunded) as shown in Appendix A. Approximately $42 million represents a sign-on fee and shall be available for REC to use for internal requirements, but will be refunded in entirety if REC fails to establish the plant and start delivering volumes under the Second REC Supply Agreement. In case of a force majeure event, REC will be allowed sufficient time to repair the damage, but will ultimately refund the sign-on fee in its entirety if it fails to establish the plant within reasonable time taking the force majeure event(s) into account.

The $87 million prepayment will be made within [*****] after the Second REC Supply Agreement has become legally binding to all three parties.

1.3      EverQ shall be entitled to 1,200 MT per year from REC Silicon III when this is running at full planned capacity

          –     The expansion is expected to come online in [*****] and reach full capacity between [*****] and [*****]

          –     Deliveries to EverQ is expected to have this profile:

                    2008:                     300-500 metric tons

                    2009:                     900-1,100 metric tons

2010-2014 (inclusive): 1,200 metric tons/year

1.4      If REC Silicon III should experience production problems, volumes to all customers will be reduced pro-rata without penalties.

1.5      EverQ shall have the right to reduce any year’s volume by [*****].

          –     Such reduction implies no reduction in later years’ product allocation.

          –     Such reduction shall not be redeemable in later years.

          –     Should EverQ fail to take at least [*****] of any year’s volume, REC Silicon shall be entitled to reduce all remaining annual volumes correspondingly.

          –     Reduction in volume by EverQ shall not entitle EverQ to any refund of pre-paid amounts.

1.6      The gross price may be reduced by an amount not to exceed [*****] per kilogram if the purity of the product is lower than comparable material in the market. The price reduction shall cover [*****] so that both parties have equal interest to bridge the quality gap. Practical definition is to be discussed. [*****]. If REC [*****] for increased purity exceeds [*****], the price may similarly be adjusted upwards.

1.7      The gross price will be adjusted [*****], and may further be increased only to reflect extra ordinary [*****].

1.8      If REC consciously decides to close down REC Silicon III (after the plant had started to deliver according to the second supply agreement) AND stop delivering silicon to EverQ even though EverQ has purchased or tried to purchase at least [*****] of the agreed quantities in the Second REC Supply Agreement, then REC will as a minimum pay a penalty of [*****] of the volumes not delivered under the Second REC Supply Agreement plus refund the funds remaining on the escrow account.

2.	Increased REC and Q-Cells ownership in EverQ	2.1 REC currently owns 15% of the outstanding equity interests of EverQ. The Master Agreement describes that in conjunction with the offering of the Second REC Supply Agreement, REC shall be entitled to increase its ownership stake in EverQ by purchasing an additional 6% of EverQ from Evergreen. REC will purchase this additional 6% of EverQ equity interests in conjunction with the execution of the Second REC Supply Agreement at the price set forth in the Master Agreement. For this purpose, the cost of capital price for EverQ will be approximately [*****].

2.2      Additionally, the Parties anticipate that at the time of execution of the Second REC Supply Agreement, REC will exercise its rights under Section 3.5(d) of the Master Agreement to increase its equity interest in EverQ from 21% (after REC has increased its ownership stake from 15% by 6% according to section 2.1 of this agreement) to a one-third ownership interest. The purchase price for this additional stake shall be set based on a [*****]. For purposes of clarification, the aggregate purchase price for the remaining interest to be purchased by REC for a total 1/3 ownership of EverQ (approximately 12.3%) will be approximately $47,000,000.

2.3      In conjunction with REC’s increase in ownership, Q-Cells shall increase its ownership in EverQ by 12.3 % to one-third at cost of capital price for EverQ ([*****]) for approximately [*****] in accordance with the terms of the Master Agreement.

2.4      [*****].

2.5      Following the transactions described in Section 2.1 to 2.4, Evergreen, REC and Q-Cells shall each own one-third of the outstanding equity of EverQ. As part of these adjustments to equity ownership of EverQ, all outstanding debt obligations of EverQ to the Parties shall be adjusted such that these debt obligations will reflect the new ownership percentages.

3.	License & Technology Transfer Agreements	3.1 In conjunction with the transactions contemplated by the Master Agreement, Evergreen, REC, Q-Cells (“the Parents”) and EverQ entered into three License & Technology Transfer Agreements (the “License Agreements”) pursuant to which the Parents license certain technology to EverQ. The Parties have agreed that in conjunction with the transactions contemplated by this Memorandum of Understanding, the definition for a market based royalty will follow the structure below. It is understood that this is a general structure and that individual technologies may require a modification to the structure below based on the nature of the value such technology holds for EverQ ([*****]). Additionally, if any of the Parties can document that the royalty scheme outlined below creates an unforeseen and unreasonable situation at a later point in time, Evergreen, REC and Q-Cells agree to negotiate in good faith to find a mutually satisfactory solution.

EverQ shall pay to the Parents a royalty (“x”) for a license for technology which will be [*****] that was not already captured by the [*****] as compared to an agreed upon baseline (generally in terms of [*****] provided by [*****] or similar benefits), which will [*****] as follows:

     [*****]

For any individual license, the royalty above will be capped at a maximum of [*****] of sales [*****] (at the respective level of underlying technology, e.g. [*****]) based on internal transfer prices in line with market prices at the respective level.

The royalty (“x”) shall be calculated and paid by EverQ on a quarterly basis based on actual performance of the licensed technology.

3.2 If it can be demonstrated that the [*****], including royalty, and [*****] are less attractive than [*****], then the royalty shall immediately be reduced to where the total of [*****] and resulting royalty are [*****], but in no case will the royalty be less than zero. The [*****] related to making [*****] is regarded as [*****] only as long as there is [*****]. However, if a royalty is originally structured with a meaningful percentage attributed to [*****] and the Parties later determine that the [*****] has been reduced substantially or eliminated, they will agree to negotiate in good faith a change in the [*****] percentage as would have occurred had the royalty been originally structured around [*****] only.

Each Party is entitled to select an external auditor, mutually agreeable to the other Parties, to evaluate to what extent the above cap should come into force or not by comparing the [*****] from wafer to module (for example [*****]) vs. modules based on ribbon wafers in EverQ.

3.3      If several technologies are added from the same Party that all individually satisfy the requirements for a royalty, these royalties shall individually follow the scheme above, but with a total cap of [*****]. Section 3.2 shall apply.

3.4      Special conditions for [*****]. The [*****] royalty will follow the above structure, with the following exceptions:

(a)      In the start-up year of [*****] the royalty shall not exceed [*****] wafer revenue (the equivalent revenue had EverQ sold wafers instead of modules).

(b)      Until [*****] the total royalty to Evergreen shall never drop below [*****] of wafer sales; Section 3.2 shall apply. Until [*****] the maximum annual cap on royalties to Evergreen shall be [*****].

4.	Interim Silicon	4.1 In order to expedite the capacity expansion of EverQ prior to commencement of silicon supply under the Second REC Supply Agreement, the Parties have agreed that each of REC and Q-Cells will enter into silicon supply agreements with EverQ pursuant to which each would supply EverQ with the silicon required to execute its capacity expansion plans, up to an expected maximum of approximately 150 metric tons (each, an “Interim Agreement”).

The Parties have agreed that the terms of the Interim Agreements shall include:

a.      Price per kilogram of silicon: [*****].

b.      Volume: Each Interim Agreement shall provide for the supply of up to 150 metric tons of silicon.

c.      Delivery schedule (MT)

Q1-07 [*****]
Q2-07      [*****]
Q3-07      [*****]
Q4-07      [*****]
Q1-08      [*****]
Q2-08      [*****]

It has been agreed that Q-Cells will provide the first [*****] of silicon and REC will provide the second [*****] of silicon. If this is not sufficient, Q-cells and REC will each supply [*****] metric tons more.

The quantities from REC will be provided at said price on REC standard agreement terms. The quantities from Q-Cells will be provided at said price on similar standard agreement terms.

5.	Subject to Board approval	5.1 This Memorandum of Understanding shall be binding upon all three Parties as soon as it has been approved by the Board of Directors (Supervisory Board) of each Party. The Parties will thereafter immediately start finalizing binding, detailed agreements on substantially the same terms as contained in this Memorandum of Understanding.

6.	Law	6.1 German Law shall prevail, with jurisdiction at the courts of Berlin.
7.	Confidentiality	7.1 The existence of this Memorandum of Understanding, and specific terms therein, shall be kept confidential to the Parties except as required by law. The Parties shall ensure that their employees, agents and advisors are bound by this confidentiality.

Evergreen Solar, Inc.	Q-Cells AG
By: /s/ Richard G. Chleboski Name: Richard G. Chleboski Title: Vice President	By: /s/ Anton Milner Name: Anton Milner Title: C.E.O.

Ever-Q Joint Venture	REC
By: /s/ Bernd Schmidt Name: Bernd Schmidt Title: Chief Financial Officer	By: /s/ Erik Thorsen Name: Erik Thorsen Title: President & CEO

Appendix A – Second REC Silicon Supply Agreement Volume and Market Pricing
     [*****]